Exhibit 10.3

AMENDMENT TO CERTAIN RESTRICTED STOCK EQUIVALENTS ISSUED UNDER
ENERGIZER HOLDINGS, INC. 2000 INCENTIVE STOCK PLAN
and
ENERGIZER HOLDINGS, INC. DEFERRED COMPENSATION PLAN

    WHEREAS, Energizer Holdings, Inc. (“Company”) issued Restricted Stock Equivalent Award Agreements under the Energizer Holdings, Inc. 2000 Incentive Stock Plan (“2000 Plan”) and the Energizer Holdings, Inc. Deferred Compensation Plan (“Deferred Compensation Plan”) that vest on or after January 1, 2005 and that are subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) (such Restricted Stock Equivalent Award Agreements to be referred to as “Award Agreements”);  and

    WHEREAS, failure to amend the Award Agreements to comply with Section 409A would result in imposition of a 20% additional tax on the deferred compensation provided to the recipients (“Recipients”) under the Award Agreements; and

    WHEREAS, the terms of the  Award Agreements issued under the 2000 Plan authorize the Company to unilaterally substitute equivalent Award Agreements; and

    WHEREAS, the Deferred Compensation Plan authorizes amendments without the consent of the participants if such amendments do not adversely affect Recipients of such Award Agreements;  and

    WHEREAS, the Award Agreements have been administered in accordance with the Company’s good faith interpretation of compliance with Code Section 409A, based on available guidance; and

    WHEREAS, the Company desires to amend the Award Agreements, to the extent they are subject to Section 409A, effective January 1, 2009, to comply with Code Section 409A and the regulations thereunder.

    NOW, THEREFORE, the Company hereby amends the Award Agreements, effective January 1, 2009, as follows:

1.   Vesting;Payment

    Any date specified for the vesting/payment of an Equivalent shall be referred to as the “Vesting/Payment Date.”

    To the extent that an Award Agreement provides that vesting/ payment of an Equivalent is predicated on the Announcement Date of the earnings results for a specified fiscal year, the term “Vesting/Payment Date” shall be substituted for “Announcement Date.”  The term “Vesting/Payment Date” shall mean a date after the end of such fiscal year but not later than the December 31 immediately following the end of such fiscal year.

2.   Additional Cash Payment

    Additional cash payments equal to the amount of dividends, if any, which would have been paid to the Recipient had shares of Common Stock been issued in lieu of the Equivalents, will be paid on or after the Vesting/Payment Date, but not later than the December 31 following the Vesting/Payment Date.

3.   Acceleration

    The following provisions will apply if vesting/payment of the Equivalents is accelerated prior to the Vesting/Payment Date:

    Disability

    To the extent vesting/payment of Equivalents is predicated upon the declaration of a Recipient’s total and permanent disability, such vesting/payment shall be predicated upon the Recipient’s Termination of Employment due to total and permanent disability.

    Termination of Employment

    To the extent vesting/payment of Equivalents is predicated upon Termination of Employment for any reason, the term “Termination of Employment shall mean a “separation from service” with the Company and its Affiliates, as such term is defined in Code Section 409A and the regulations thereunder.  The term “Affiliates” shall mean all entities within the controlled group that includes the Company, as defined in Code Sections 414(b) and 414(c) and the regulations thereunder, provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in such definition.

    To the extent vesting/payment of Equivalents is predicated upon the Recipient’s death or Termination of Employment for any reason, the Equivalents and related cash payments will be converted and paid not later than (i) the 15th day of the third calendar month following such event, or (ii) a date after such event, but not later than the December 31 immediately following the event.

    Change of Control

    To the extent vesting/payment of Equivalents is predicated upon a Change of Control, such Equivalents and related cash payments shall be converted and paid on the date of the Change of Control.

    The term “Change of Control” shall mean the following:

(i)  The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company.  Notwithstanding the above, if any person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company , the acquisition of additional stock by the same person or persons will not constitute a Change of Control.; or

(ii)  A majority of the members of the Company’s board of directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election;

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

This definition of Change in Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Section 409A of the Internal Revenue Code.

4.   Delayed Payment for Specified Employees

Notwithstanding anything to the contrary herein, a payment on account of Termination of Employment to a Specified Employee may not be made until at least six months after such Termination of Employment.   Any payment otherwise due in such six month period shall be suspended and become payable at the end of such six month period.

The term “Specified Employee” shall mean a specified employee as defined in Treas. Reg. § 1.409A – 1(i) (generally 5% shareholders, 1% shareholders earning more than $150,000, and officers earning over $130,000 per year, as indexed for inflation ($150,000 for 2008) who are among the fifty highest paid employees).

IN WITNESS WHEREOF, the Company has adopted this Amendment to the Award Agreements, effective as of January 1, 2009.

ENERGIZER HOLDINGS, INC.

By:________________________________

Dated:   December __, 2008